Exhibit 26(n) - Consent of Ernst and Young LLP, Independent Registered Public Accounting Firm

Exhibit 26(n) - Consent of Ernst and Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions "Experts" and "Financial Statements" and to the use of the following reports: our report dated March 22, 2004, with respect to the statutory-basis financial statements of Security Life of Denver Insurance Company as of December 31, 2003 and 2002 and for the years then ended; our report dated March 21, 2003, with respect to the statutory-basis financial statements of Security Life of Denver Insurance Company as of December 31, 2002 and 2001 and for the years then ended; our report dated March 22, 2004, with respect to the statutory-basis financial statements of Southland Life of Insurance Company (to be merged with Security Life of Denver Insurance Company effective October 1, 2004) as of December 31, 2003 and 2002 and for the years then ended; our report dated March 21, 2003, with respect to the statutory-basis financial statements of Southland Life Insurance Company as of December 31, 2002 and 2001 and for the years then ended; and our report dated March 15, 2004, with respect to the statement of assets and liabilities of Southland Life Insurance Company Separate Account L1 (effective October 1, 2004, to be renamed Security Life of Denver Insurance Company Separate Account S-L1) as of December 31, 2003, and the related statement of operations for the year then ended, and the statements of changes in net assets for each of the two years in the period then ended, included in the initial Registration Statement under the Securities Act of 1933 on Form N-6 and the related Prospectus and Statement of Additional Information of Security Life of Denver Insurance Company Separate Account S-L1.

/s/ Ernst & Young LLP

Atlanta, Georgia
September 27, 2004